Exhibit 99.1

Seagen Reports Fourth Quarter and Full Year 2022 Financial Results

-Total Revenues of $2.0 Billion in 2022, Including 23 Percent Annual Increase in Total Net Product Sales to $1.7 Billion-
-TUKYSA Granted FDA Accelerated Approval for Previously Treated RAS Wild-Type, HER2-Positive Metastatic Colorectal Cancer-
-ADCETRIS Received Pediatric Indication with FDA Approval for Children with Previously Untreated High Risk Hodgkin Lymphoma-
-Multiple Key Milestones Anticipated in 2023, including Potential Label Expansion, Key Data Readouts and Additional International Launches for Current Products-
-Conference Call Today at 4:30 p.m. ET-

BOTHELL, Wash. — February 15, 2023 — Seagen Inc. (Nasdaq:SGEN) today reported financial results for the fourth quarter and year ended December 31, 2022. The Company also highlighted PADCEV® (enfortumab vedotin-ejfv), TUKYSA® (tucatinib), ADCETRIS® (brentuximab vedotin) and TIVDAK® (tisotumab vedotin-tftv) commercial and development accomplishments, as well as progress across its potentially transformative oncology pipeline.
“We delivered total revenue of nearly $2 billion in 2022, reflecting 25 percent growth compared to 2021 driven by strong demand for our portfolio of approved products,” said David Epstein, Chief Executive Officer of Seagen. “We made excellent progress in growing our four marketed brands. Importantly, the FDA is currently reviewing our supplemental regulatory submission under the accelerated approval program for PADCEV as first-line treatment for cisplatin-ineligible patients with advanced urothelial cancer, which has the potential to be a meaningful growth driver for the brand. We anticipate multiple key data and regulatory catalysts in 2023, which will provide a path for us to build a more global oncology leader with the potential to address the needs of still larger populations of cancer patients."

PRODUCTS HIGHLIGHTS
PADCEV
•Announced FDA Acceptance of Supplemental Biologics License Application (sBLA) for PADCEV with KEYTRUDA® (pembrolizumab) for First-Line Advanced or Metastatic Urothelial Cancer; PDUFA Date April 21, 2023: In December 2022, Seagen, Astellas and Merck announced the FDA granted Priority Review of the sBLA and set a target action date of April 21, 2023. The application is seeking accelerated approval based on the results of the phase 1b/2 EV-103 clinical trial (also known as KEYNOTE-869) Dose Escalation/Cohort A and Cohort K. The trial evaluated PADCEV with KEYTRUDA as first-line treatment in patients with unresectable locally advanced or metastatic urothelial cancer who are ineligible to receive cisplatin-based chemotherapy.

•Completed Enrollment in Global Phase 3 Clinical Trial, called EV-302, in First-Line Advanced Urothelial Cancer: In November 2022, Seagen and its partner Astellas completed patient enrollment in the EV-302 trial evaluating the combination of PADCEV and KEYTRUDA versus chemotherapy alone in patients with previously untreated locally advanced or metastatic urothelial cancer. EV-302 includes metastatic urothelial cancer patients who are either eligible or ineligible for cisplatin-based chemotherapy. The trial is intended to support global registrations and potentially serve as a confirmatory trial if accelerated approval is granted based on EV-103.
•Presenting New Data from the EV-103 trial at the American Society of Clinical Oncology Genitourinary Cancers (ASCO GU) Symposium: Seagen will highlight new data for PADCEV including a podium presentation featuring noteworthy patient-reported outcomes from the EV-103 Cohort K study. The ASCO GU meeting is taking place February 16-18, 2023.
TUKYSA
•Received FDA Accelerated Approval of TUKYSA in Combination with Trastuzumab for People with Previously Treated RAS Wild-Type, HER2-Positive Metastatic Colorectal Cancer: In January 2023, the FDA granted accelerated approval to TUKYSA in combination with trastuzumab for adult patients with RAS wild-type, HER2-positive unresectable or metastatic colorectal cancer that has progressed following treatment with fluoropyrimidine-, oxaliplatin- and irinotecan-based chemotherapy. This is the first FDA-approved treatment specifically for HER2-positive metastatic colorectal cancer. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.
ADCETRIS
•Received FDA Approval of New ADCETRIS Indication for Children with Previously Untreated High Risk Hodgkin Lymphoma: In November 2022, ADCETRIS received approval for the treatment of pediatric patients 2 years and older with previously untreated high risk classical Hodgkin lymphoma. The approval resulted in a grant of pediatric exclusivity, which extends the period of U.S. market exclusivity for ADCETRIS by an additional six months.
TIVDAK
•Elevated to Preferred Regimen by the National Comprehensive Cancer Network® (NCCN) Clinical Practice Guidelines in Oncology for Cervical Cancer: In December 2022, the NCCN guidelines were updated elevating TIVDAK to a Category 2A Preferred Regimen for second-line or subsequent recurrent or metastatic cervical cancer.
PIPELINE PROGRAMS
•Presented Data Highlighting SGN-B6A, a Novel Antibody-Drug Conjugate, at the Society for Immunotherapy of Cancer (SITC) 37th Annual Meeting: In November 2022, Seagen reported initial phase 1 clinical data for SGN-B6A in patients with relapsed or refractory metastatic solid tumors at the SITC Annual Meeting. SGN-B6A demonstrated a manageable and tolerable safety profile at the explored dose levels and schedules. The initial anti-tumor activity observed in heavily pre-treated patients is encouraging and has triggered expansion cohorts in non-small cell lung cancer, head and neck cancer and esophageal cancer.
•Initiated Clinical Trial of SGN-BB228, a Novel Bispecific Antibody-Anticalin Candidate: In January 2023, the first patient was dosed in a phase 1 trial of SGN-BB228, a CD228x4-1BB bispecific molecule, in advanced melanoma and other solid tumors.
For additional information on Seagen’s pipeline, visit www.seagen.com/science/pipeline.

CORPORATE HIGHLIGHTS
•Appointed David Epstein as CEO and member of the Board of Directors: Mr. Epstein has more than 30 years of experience in the biopharmaceutical industry, including more than 25 years at Novartis where he built its oncology business unit from initiation to second largest in the world and then served as CEO of Novartis Pharmaceuticals, a division of Novartis AG. More recently, he was executive partner at Flagship Pioneering.
•Announced Roger Dansey, M.D., appointed as President, Research and Development: Dr. Dansey has served as Seagen’s Chief Medical Officer since 2018 and served as Interim CEO from May 2022 until Mr. Epstein's appointment.
•Appointed Sandra Swain, M.D., to the Board of Directors: Dr. Swain has more than 30 years of breast cancer clinical research experience. She currently serves as Associate Dean for Research Development and Professor of Medicine at Georgetown University Medical Center and is the Vice President of Genetic Medicine for MedStar Health. She is also on the Conquer Cancer Foundation Board of American Society of Clinical Oncology (ASCO) and chairs the Women Who Conquer Cancer committee.
FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS
Revenues: Total revenues in the fourth quarter and year ended December 31, 2022 were $528 million and $2.0 billion, respectively, compared to $430 million and $1.6 billion for the same periods in 2021. Revenues in the 2022 periods reflected higher net product sales across the Company’s commercial portfolio.
Revenues were comprised of the following components:

	Three months ended December 31,			Full years ended December 31,
(dollars in millions)	2022	2021	% Change	2022	2021	% Change
Total Net Product Sales	$464	$369	26%	$1,707	$1,386	23%
ADCETRIS	238	176	35%	839	706	19%
PADCEV	122	93	32%	451	340	33%
TUKYSA	86	94	(9)%	353	334	6%
TIVDAK	18	6	191%	63	6	923%
Royalty Revenues	53	46	16%	165	151	9%
Collaboration and License Agreement Revenues	11	15	(24)%	91	38	139%
Note: Sum of product sales may not equal total net product sales due to rounding. Percent change reflects actual (unrounded) values.
•Net Product Sales: The increases in net product sales for the periods in 2022 compared to the same periods in 2021 were driven by continued commercial execution across the portfolio. ADCETRIS growth was related to diagnosis rates which we believe have returned to pre-pandemic levels for the frontline indications, favorable pricing dynamics and greater use in frontline advanced Hodgkin lymphoma. PADCEV growth was a result of additional eligible patients in the second-line, post-checkpoint maintenance setting for metastatic urothelial cancer and to a lesser extent, sales of drug product for use in clinical trials being conducted by another company. TUKYSA performance reflected expected competitive dynamics in its current indication. TIVDAK commercialization began in the U.S. following FDA approval in September 2021 and reflects meaningful adoption in its labeled indication.
•Royalty Revenues: Royalty revenues were primarily driven by sales of Takeda's ADCETRIS outside the U.S. and Canada as well as royalties from Roche's sales of Polivy® (polatuzumab vedotin), which is an ADC that uses Seagen technology.
•Collaboration and License Agreement Revenues: The increase in collaboration and license agreement revenues for the full year in 2022 compared to the same period in 2021 reflects clinical milestones and payments from ADC collaborators, royalty contribution from Astellas’ sales of PADCEV in its territory and a $30 million upfront license fee from Zai Lab related to a regional collaboration for TIVDAK.

Cost of Sales: Cost of sales in the fourth quarter were $108 million, compared to $87 million in the fourth quarter of 2021. Cost of sales were $410 million for the full year in 2022, compared to $312 million for the same period in 2021. The increases in 2022 were primarily driven by higher sales of our medicines and the related gross profit share amounts owed to collaboration partners, which were $64 million and $253 million in the fourth quarter and full year in total, respectively, compared to $46 million and $162 million for the same periods in 2021. Cost of sales also reflects amortization of TUKYSA acquired in-process technology costs, third-party royalties owed for PADCEV and TUKYSA net product sales, and cost of products sold.
Research and Development (R&D) Expenses: R&D expenses in the fourth quarter were $358 million, compared to $304 million in the fourth quarter of 2021. R&D expenses were $1.3 billion for the full year in 2022, compared to $1.2 billion in 2021. The increase in full year in 2022 primarily reflected continued investment in clinical development of the Company's approved drugs and pipeline programs.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses in the fourth quarter were $216 million, compared to $211 million in the fourth quarter of 2021. SG&A expenses were $821 million for the full year in 2022, compared to $716 million for the same period in 2021. The increases in 2022 were driven by ongoing commercialization efforts, legal costs, and other corporate activities.
Non-cash share-based compensation expense for the full year in 2022 was $221 million, compared to $173 million for the same period in 2021.
Net Income / Loss: Net loss for the fourth quarter of 2022 was $148 million, or $0.80 per diluted share, compared to net loss of $175 million, or $0.95 per diluted share, for the fourth quarter of 2021. For the full year in 2022, net loss was $610 million, or $3.30 per diluted share, compared to net loss of $674 million, or $3.70 per diluted share, for the year in 2021. Net loss in full year 2021 included a $200 million upfront payment to RemeGen.
Cash and Investments: As of December 31, 2022, Seagen had $1.7 billion in cash and investments.

2023 FINANCIAL OUTLOOK
Seagen anticipates 2023 revenues, operating expenses and other costs to be in the ranges shown in the table below.

REVENUES
Net Product Sales[1]	$1,925 million to $2,000 million
Royalty revenues	$170 million to $185 million
Collaboration and license agreement revenues	$45 million to $55 million
Total revenues[1]	$2,140 million to $2,240 million
OPERATING EXPENSES AND OTHER COSTS
Cost of Sales	$420 million to $470 million
R&D expenses	$1,425 million to $1,525 million
SG&A expenses	$880 million to $930 million
Non-cash expenses[2] (primarily attributable to share-based compensation)	$330 million to $375 million
1.Net Products Sales include sales of ADCETRIS, PADCEV, TUKYSA and TIVDAK.
2.Non-cash expenses include share-based compensation, depreciation and amortization of intangible assets.

Conference Call Details
Seagen management will host a conference call and webcast with supporting slides to discuss its fourth quarter and full year 2022 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be simultaneously webcast and available for replay from the Seagen website at investor.seagen.com. Investors may also participate in the conference call by calling 844-763-8274 (domestic) or 412-717-9224 (international) and asking for the Seagen conference call. Supporting slides are available on the Seagen website at investor.seagen.com under the Investors section. A webcast replay will be archived on the Company's website, investor.seagen.com, under the Investors section.
About Seagen
Seagen is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. Seagen is headquartered in the Seattle, Washington area, and has locations in California, Canada, Switzerland and the European Union. For more information on the company’s marketed products and robust pipeline, visit www.seagen.com and follow @SeagenGlobal on Twitter.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the Company’s 2023 outlook, including anticipated 2023 revenues, costs and expenses; the Company’s potential to achieve the noted development and regulatory milestones in 2023 and in future periods; the Company's pipeline; anticipated activities related to the Company’s planned and ongoing clinical trials; the potential for the Company’s clinical trials to support further development, regulatory submissions and potential marketing approvals in the U.S. and in other countries; the opportunities for, and the therapeutic and commercial potential of, ADCETRIS, PADCEV, TUKYSA, TIVDAK, the Company’s product candidates and the products and product candidates of its licensees and collaborators; the potential for the sBLA submitted for PADCEV with KEYTRUDA to support accelerated approval from the FDA; plans with respect to regulatory submissions; potential future milestone payments and royalties under the Company’s collaborations; the potential for additional international launches of the Company’s products; as well as other statements that are not historical fact. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include without limitation: the risks that the Company’s ADCETRIS, PADCEV, TUKYSA and TIVDAK net sales, revenues, expenses, costs, and other financial guidance may not be as expected; risks and uncertainties associated with maintaining or increasing sales of ADCETRIS, PADCEV, TUKYSA and TIVDAK due to competition, unexpected adverse events, regulatory action, reimbursement, market adoption by physicians, drug pricing reform, impacts associated with COVID-19 or other factors; the risk that the Company or its collaborators may be delayed or unsuccessful in planned clinical trial initiations, enrollment in and conduct of clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in the U.S. and in other countries in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory actions and the inherent uncertainty associated with the regulatory approval process; the possibility that the Company may encounter challenges in commercializing its therapeutic agents, including with respect to reimbursement, compliance, operational or other matters; the possibility of delays or setbacks in obtaining pricing and reimbursement approvals or otherwise commercializing PADCEV and TUKYSA in Europe and other jurisdictions; risks relating to the Company’s collaboration agreements and its ability to achieve progress dependent milestones thereunder; risks related to the COVID-19 pandemic and resulting economic, financial and healthcare system disruptions; and risks associated with the ongoing military conflict between Russian and Ukraine, related sanctions, and related economic, financial and geopolitical disruptions. More information about the risks and uncertainties faced by the Company is contained under the caption “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and the Company's subsequent periodic reports filed with the Securities and Exchange Commission. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Seagen Contacts:

For Investors
Douglas Maffei, Ph.D.
Vice President, Investor Relations
(425) 527-4881
dmaffei@seagen.com

For Media
David Caouette
Vice President, Corporate Communications
(310) 430-3476
dcaouette@seagen.com

Seagen Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Revenues:
Net product sales	$463,627	$369,182	$1,706,516	$1,385,566
Royalty revenues	53,360	45,980	164,554	150,523
Collaboration and license agreement revenues	11,163	14,689	91,342	38,282
Total revenues	528,150	429,851	1,962,412	1,574,371
Costs and expenses:
Cost of sales	108,210	86,689	410,058	311,565
Research and development	357,843	304,294	1,344,361	1,228,672
Selling, general and administrative	216,101	210,937	820,963	716,190
Total costs and expenses	682,154	601,920	2,575,382	2,256,427
(Loss) income from operations	(154,004)	(172,069)	(612,970)	(682,056)
Investment and other income (loss), net	10,176	(4,904)	10,655	6,351
Loss before income taxes	(143,828)	(176,973)	(602,315)	(675,705)
Provision (benefit) for income taxes	4,343	(2,345)	7,993	(1,234)
Net loss	$(148,171)	$(174,628)	$(610,308)	$(674,471)
Net loss per share - basic and diluted	$(0.80)	$(0.95)	$(3.30)	$(3.70)
Shares used in computation of per share amounts - basic and diluted	186,091	183,095	184,676	182,048

Seagen Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,
	2022	2021
Assets
Cash, cash equivalents and investments	$1,735,070	$2,160,036
Other assets	1,939,462	1,559,568
Total assets	$3,674,532	$3,719,604
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$818,404	$568,854
Long-term liabilities	52,309	85,611
Stockholders’ equity	2,803,819	3,065,139
Total liabilities and stockholders’ equity	$3,674,532	$3,719,604